SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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BEI Technologies, Inc.

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BEI TECHNOLOGIES, INC.
One Post Street, Suite 2500
San Francisco, CA 94104

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 2, 2004

TO THE STOCKHOLDERS OF BEI TECHNOLOGIES, INC.:

     Notice Is Hereby Given that the Annual Meeting of Stockholders of BEI Technologies, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, March 2, 2004, at 1:30 p.m. local time, at the Argent Hotel, 50 Third Street, in San Francisco, California, for the following purposes:

1.	To elect two directors to hold office until the 2007 Annual Meeting of Stockholders;

2.	To ratify the selection of Ernst & Young LLP as independent public accountants of the Company for its fiscal year ending October 2, 2004; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on January 20, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ Robert R. Corr

Robert R. Corr
Corporate Secretary

San Francisco, California
January 22, 2004

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT ATTENDANCE AT THE MEETING WILL NOT BY ITSELF REVOKE A PROXY. FURTHERMORE, IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

INFORMATION CONCERNING SOLICITATION AND VOTING
Proposal 1 Election of Directors
Proposal 2 Ratification of Selection of Independent Public Accountants
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
Summary of Compensation
Stock Option Grants and Exercises
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF BEI TECHNOLOGIES, INC
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF BEI TECHNOLOGIES, INC
CERTAIN TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS

BEI TECHNOLOGIES, INC.
One Post Street, Suite 2500
San Francisco, CA 94104

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
March 2, 2004

INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy attached as Appendix A is solicited on behalf of the Board of Directors of BEI Technologies, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on March 2, 2004, at 1:30 p.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Argent Hotel, 50 Third Street, in San Francisco, California. The Company intends to mail this proxy statement and accompanying proxy card on or about January 23, 2004 to all stockholders entitled to vote at the Annual Meeting.

Background

     The Company was organized under the laws of the state of Delaware on June 30, 1997 as a wholly owned subsidiary of BEI Electronics, Inc. (“BEI Electronics”). BEI Electronics was subsequently renamed BEI Medical Systems, Inc. and acquired by Boston Scientific Corporation in 2002. The Company began independent operations on September 28, 1997 as a result of the distribution by BEI Electronics of all of the outstanding stock of the Company to the stockholders of BEI Electronics (the “Distribution”), and has operated independently ever since.

Solicitation

     The Company will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

     Only holders of record of shares of the Company’s Common Stock at the close of business on January 20, 2004 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on January 20, 2004, the Company had outstanding and entitled to vote 14,740,767 shares of Common Stock. Each holder of record of the Company’s Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted towards establishment of the required quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office at One Post Street, Suite 2500, San Francisco, California 94104, Attention: Secretary, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Please note, however, that attendance at the meeting will not by itself revoke a proxy. Furthermore, if the shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder’s name.

Stockholder Proposals

     The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2005 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission (“SEC”) is September 25, 2004. Stockholders who wish to submit a stockholder’s proposal or a nomination for director that is not to be included in the Company’s proxy statement and proxy for the 2005 Annual Meeting must ensure that such proposal or nomination is delivered to, or mailed and received at the Company not later than January 1, 2005, nor earlier than December 2, 2004. Stockholders are also advised to review the Company’s By-Laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Proposal 1

Election of Directors

     The Company’s Certificate of Incorporation and By-Laws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Common Stock or by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the authorized number of directors on the Board) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and has been duly qualified or until his earlier death, resignation or removal.

     The Board of Directors is presently composed of eight members. The three members in the class whose term of office expires in 2004 are George S. Brown, Charles Crocker and J. Lavon Morton. Mr. Brown previously informed the Company that, for personal reasons, he desires not to stand for re-election at the Annual Meeting. Based on Mr. Brown’s desire not to stand for re-election, on November 5, 2003 the Board of Directors reduced the size of the Board of Directors, effective as of the Annual Meeting, from eight to seven members with two members to comprise the class of directors whose term is expiring at the Annual Meeting. The two nominees for election to this class, Charles Crocker and J. Lavon Morton, are directors of the Company who were previously appointed either by the stockholders of the Company at the 2000 Annual Meeting of Stockholders’ or by unanimous approval of the Board of Directors. If elected at the Annual Meeting, each of these nominees would serve until the 2007 Annual Meeting of Stockholders’ and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee is unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve.

     Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for a Three-Year Term Expiring at the 2007 Annual Meeting

Charles Crocker

     Mr. Crocker, age 64, began serving as a Director in June 1997 prior to the Distribution and resulting spin-off of the Company from BEI Electronics in September 1997. He was a founder of BEI Electronics and was named Chairman of the Board of Directors of BEI Electronics in October 1974. He continued to serve as a Director of BEI Medical Systems, Inc. (formerly BEI Electronics) until the sale of BEI Medical Systems, Inc. in June 2002. Mr. Crocker has served as Chairman of the Board of Directors of the Company since October 1997. Mr. Crocker assumed the positions of President (in which position he served until May 2000) and Chief Executive Officer of the Company, effective October 1, 1997, after resigning as President and CEO of BEI Electronics as a result of the Distribution. Mr. Crocker served as President of Crocker Capital Corporation, a Small Business Investment Company, from 1970 to 1985, and as General Partner of Crocker Associates, a venture capital investment partnership, from 1970 to 1990. He currently serves as a director of Franklin Resources, Inc. and its subsidiary Fiduciary Trust International, Pope & Talbot, Inc. and Teledyne Technologies, Inc. Mr. Crocker holds a B.S. from Stanford University and an M.B.A. from the University of California, Berkeley.

J. Lavon Morton

     Mr. Morton, age 53, was elected and began serving as a Director in January 2003. He is Vice President Tax and Chief Internal Auditor for Arkansas Best Corporation, a transportation company. Mr. Morton has been responsible for the Audit and Tax Departments of that company since January 1, 2000. From 1997 to 1999, Mr. Morton was Vice President Financial Reporting of Arkansas Best Corporation. His responsibilities in that position included financial statements contained in annual and quarterly SEC filings. From 1984 to 1996, Mr. Morton served as a Partner in Ernst & Young LLP or its predecessors. During that time, Mr. Morton served as engagement partner on a number of SEC registrants, including manufacturing companies. Mr. Morton served as engagement partner on the audit of BEI Electronics from 1984 to 1990 and from 1994 to 1996. Mr. Morton received a B.B.A. from the University of Central Arkansas in 1972 and his CPA in 1974 from the State of Arkansas.

     The two candidates receiving the highest number of affirmative votes cast at the meeting will be elected directors of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
IN FAVOR OF EACH NAMED NOMINEE

Directors Continuing in Office Until the 2005 Annual Meeting

C. Joseph Giroir, Jr.

     Mr. Giroir, age 64, began serving as a Director in June 1997 prior to the Distribution and resulting spin-off of the Company from BEI Electronics in September 1997. He was a director of BEI Electronics from 1978 until his resignation as a result of the Distribution. He served as the Secretary of BEI Electronics from 1974 to early 1995. Mr. Giroir is the sole member of the law firm Giroir, PLLC. Mr. Giroir is also Chairman of the Board of Two JJ Ranch, LLC. Mr. Giroir holds a B.A. and an L.L.B. from the University of Arkansas and an L.L.M. from Georgetown University.

Asad M. Madni

     Dr. Madni, age 56, was appointed President and Chief Operating Officer of the Company in May 2000. He began serving as a Director and as a Vice President of the Company in June 1997 prior to the Distribution and resulting spin-off of the Company from BEI Electronics in September 1997. Dr. Madni was appointed President of BEI Sensors & Systems Company, Inc. in October 1993, which was formed by the consolidation of BEI Motion Systems Company and the BEI Sensors & Controls Group, of which Dr. Madni had been President since October 1992. Prior to joining BEI Electronics in 1992, he served over 17 years in various senior level technical and executive positions with Systron Donner Corporation, a manufacturer of avionics and aerospace sensors and subsystems and a subsidiary of Thorn/EMI. He was most recently Chairman, President and CEO of Systron Donner Corporation. Dr. Madni’s degrees include a B.S. and M.S. in Engineering from the University of California, Los Angeles, and a Ph.D. in Engineering from California Coast University. He is also a graduate of the Engineering Management Program from the California Institute of Technology, the AEA/Stanford Executive Institute from Stanford University, and the Program for Senior Executives from the Massachusetts Institute of Technology, Sloan School of Management. He is a Chartered Engineer and Fellow of the Institute of Electrical and Electronics Engineers, the Institution of Electrical Engineers, the Institute for the Advancement of Engineering, the New York Academy of Sciences, the American Association for the Advancement of Science, and the International Biographical Association.

Gary D. Wrench

     Mr. Wrench, age 70, began serving as a Director in June 1997 prior to the Distribution and resulting spin-off of the Company from BEI Electronics in September 1997. He was Senior Vice President and Chief Financial Officer of BEI Electronics from July 1993 until his resignation as a result of the Distribution, and held these same positions with the Company until his retirement in May 2000. Mr. Wrench was named a Director of BEI Electronics in February 1986. He continued to serve as a Director of BEI Medical Systems, Inc. (formerly BEI Electronics) until the sale of BEI Medical Systems, Inc. in June 2002. From April 1985 to July 1993, he served as Vice President of BEI Electronics and President and Chief Executive Officer of BEI Motion Systems Company, Inc., then a wholly owned subsidiary of BEI Electronics that is now a part of the Company. Mr. Wrench holds a B.A. from Pomona College and an M.B.A. from the University of California, Los Angeles.

Directors Continuing in Office Until the 2006 Annual Meeting

Richard M. Brooks

     Mr. Brooks, age 75, began serving as a Director in June 1997 prior to the Distribution and resulting spin-off of the Company from BEI Electronics in September 1997. From 1987 until his resignation as a result of the Distribution, he served as a director of BEI Electronics. He is currently an independent financial consultant, and also serves as a director of Granite Construction, Inc. and U.S. AgBank, FCB, a private company. Mr. Brooks holds a B.S. from Yale University and an M.B.A. from the University of California, Berkeley.

William G. Howard, Jr.

     Dr. Howard, age 62, began serving as a Director in June 1997 prior to the Distribution and resulting spin-off of the Company from BEI Electronics in September 1997. He was a director of BEI Electronics from December 1992 until his resignation as a result of the Distribution. He is currently an independent consulting engineer in microelectronics and technology-based business planning. From 1987 to 1990, Dr. Howard served as Senior Fellow of the National Academy of Engineering and, prior to that time, held various technical and management positions with Motorola, Inc., most recently as Senior Vice President and Director of Research and Development. He currently serves as director of RAMTRON International Corp., Credence Systems, Inc., Thunderbird Technologies, Inc., Xilinx, Inc. and Innovative Micro

Technology, Inc. Dr. Howard holds a B.S.E.E. and an M.S. from Cornell University and a Ph.D. in electrical engineering and computer sciences from the University of California, Berkeley.

Board Committees and Meetings

     During the fiscal year ended September 27, 2003, the Board of Directors held four regularly scheduled meetings and two special meetings. From time to time the Board of Directors also acts by unanimous written consent and during fiscal 2003, the Board of Directors acted by unanimous consent one time. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

     During fiscal 2003, each Board member attended at least 75% or more of the aggregate of the meetings of the Board and the committees on which they served, held during the period for which they were a director or a committee member, respectively. While the Company encourages all members of the Board of Directors to attend the Annual Meeting, there is no formal policy as to their attendance at each of the annual meetings of stockholders. Seven of the members of the Board of Directors attended the 2003 Annual Meeting of Stockholders.

The Audit Committee:

     The Audit Committee’s responsibilities include the following: approve the independent accountants to be retained by the Company; meet with the Company’s independent accountants at least annually to review the scope and results of the annual audit; receive and consider the accountants’ comments as to internal controls, accounting staff, management performance, and procedures performed and results obtained in connection with the audit; and periodically review and approve major accounting policies and significant internal accounting control procedures. The Audit Committee during fiscal 2003 was and currently is composed of four directors: Mr. Brooks, Chairman of the Committee, and Messrs. Giroir, Howard and Morton. The Board of Directors annually reviews the Nasdaq listing standards definitions of independence for audit committee members and has determined that all members of the Audit Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the National Association of Securities Dealers (“NASD”) listing standards). In addition, the Board of Directors has determined that Messrs. Brooks and Morton qualify as “audit committee financial experts” as defined by the rules of the SEC. The Audit Committee met four times during fiscal 2003.

     In November 2003, the Board of Directors adopted a new Audit Committee Charter, which is attached as Appendix B to these proxy materials and is also available free of charge upon written request to BEI Technologies, Inc., One Post Street, Suite 2500, San Francisco, California, 94104, Attention: Secretary. The Audit Committee Charter is available on the Company’s website at www.bei-tech.com.

The Compensation Committee:

     The Compensation Committee is responsible for determining salaries and incentive compensation for the Company’s executive officers, awards stock options and stock bonuses to eligible executives, employees and consultants under the Company’s 1997 Equity Incentive Plan (the “Incentive Plan”), and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. During fiscal 2003, the Compensation Committee was composed of three non-employee directors: Mr. Brown, Chairman of the Committee, and Messrs. Brooks and Giroir. The current Compensation Committee is composed of three non-employee directors: Mr. Giroir, Chairman of the Committee, and Messrs. Brooks and Howard. All members of the Compensation Committee are independent as defined by the listing standards of the NASD. The Compensation Committee met four times during fiscal 2003.

     The Compensation Committee Charter is available on the Company’s website at www.bei-tech.com or free of charge upon written request to BEI Technologies, Inc., One Post Street, Suite 2500, San Francisco, California, 94104, Attention: Secretary.

The Nominating and Corporate Governance Committee:

     In January 2004, the Board of Directors formed a Nominating and Corporate Governance Committee comprised of Mr. Howard, Chairman of the Committee, and Messrs. Giroir and Morton, all of whom are independent (as independence is currently defined in Rule 14(a)(15) of the NASD listing standards). The Nominating and Corporate Governance Committee is responsible for the evaluation and recommendation of individuals for election or reelection to the Board of Directors and its committees, including those recommendations submitted by stockholders, the evaluation of the performance of the Board of Directors and its committees, the review of compensation of the members of the Board of Directors and the evaluation and recommendation of the corporate governance policies.

     It is a policy of the Nominating and Corporate Governance Committee that candidates for director possess the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and have skills and expertise appropriate for the Company and serving the long-term interest of the Company’s stockholders. The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees is as follows: (1) in the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any related party transactions with the Company during the applicable time period; (2) in the case of new director candidates, the Nominating and Corporate Governance Committee first determines whether the nominee must be independent for Nasdaq purposes. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a candidate by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates, nor has the Nominating and Corporate Governance Committee rejected a timely director nominee from a stockholder(s) holding more than 5% of the Company’s voting stock.

     The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders provided the procedures set forth below are followed by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was recommended by a stockholder or otherwise.

Stockholder Recommendations to Nominating and Corporate Governance Committee of Director Candidates:

     Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by submitting a written recommendation to the Secretary of the Company at One Post Street, Suite 2500, San Francisco, California 94104. Submissions must include sufficient biographical information concerning the recommended individual, including age, five year employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements and board memberships (if any). The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders. Recommendations received after December 2, 2004 and by January 1, 2005 will be considered for nomination at the 2005 Annual Meeting of Stockholders.

     In January 2004, the Board of Directors adopted the Nominating and Corporate Governance Committee Charter, which is available on the Company’s website at www.bei-tech.com or free of charge upon written request to BEI Technologies, Inc., One Post Street, Suite 2500, San Francisco, California, 94104, Attention: Secretary.

Code of Ethics

     The Company has adopted a Code of Ethics and Business Conduct that applies to all officers, directors and employees regarding their obligations in the conduct of Company affairs. The Company’s Code of Ethics and Business Conduct is available on the Company’s website at www.bei-tech.com or free of charge upon written request to BEI Technologies, Inc., One Post Street, Suite 2500, San Francisco, California 94104, Attention: Secretary.

Stockholder Communications

     Our stockholders may communicate directly with the members of the Board of Directors or the individual chairmen of standing Board committees by writing directly to those individuals at the following address: BEI Technologies, Inc., One Post Street, Suite 2500, San Francisco, CA 94104. The Company’s general policy is to forward, and not to intentionally screen, any mail received at the Company’s corporate office that is sent directly to an individual unless the Company believes the communication may pose a security risk.

Proposal 2

Ratification of Selection of Independent Public Accountants

     The Audit Committee has selected Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ending October 2, 2004 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since inception in fiscal year 1997. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

     Fees billed to the Company by Ernst & Young LLP during Fiscal Year 2003

     Audit Fees:

     Fees billed to the Company by Ernst & Young LLP related to the Company’s 2003 and 2002 fiscal years for the audit of the Company’s annual financial statements and review of the financial statements included in the Company’s quarterly reports on Form 10-Q totaled $333,000 and $323,236, respectively. The Audit Committee approved all audit services provided by Ernst & Young LLP for fiscal years 2003 and 2002 and the estimated cost of those services. Actual amounts billed to the Company by Ernst & Young LLP were periodically reviewed and approved by the Audit Committee.

     Audit services include audit work performed in the review of the Company’s financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits and attest services and consultation regarding financial accounting and/or reporting standards.

     Audit Related Fees:

     There were no audit related fees billed to the Company by Ernst & Young LLP related to the Company’s 2003 fiscal year. Fees billed to the Company by Ernst & Young LLP related to the Company’s 2002 fiscal year for audit related services totaled $20,525. The Audit Committee approved all audit related services provided by Ernst & Young LLP for fiscal year 2002 and the estimated cost of those services. Actual amounts billed to the Company by Ernst & Young LLP were periodically reviewed and approved by the Audit Committee.

     Audit-related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions and employee benefit plan audits.

     Tax Fees:

     Fees billed to the Company by Ernst & Young LLP related to the Company’s 2003 and 2002 fiscal years for tax related services totaled $299,000 and $356,572, respectively. The Audit Committee approved all tax services provided by Ernst & Young LLP for fiscal years 2003 and 2002 and the estimated cost of those services. Actual amounts billed to the Company by Ernst & Young LLP were periodically reviewed and approved by the Audit Committee.

     Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and comprises fees in the areas of preparing federal and state tax returns and tax compliance matters, tax research, response to tax audits as well as other tax related services.

     All Other Fees:

     Fees billed to the Company by Ernst & Young LLP related to the Company’s 2003 fiscal year for all other consulting services totaled $28,385. There were no other consulting fees billed to the Company by Ernst & Young LLP related to the Company’s 2002 fiscal year. The Audit Committee approved all consulting services provided by Ernst & Young LLP for fiscal year 2003 and the estimated cost of those services. Actual amounts billed to the Company by Ernst & Young LLP were periodically reviewed and approved by the Audit Committee.

     The Audit Committee has determined the rendering of the other non-audit services by Ernst & Young LLP is compatible with maintaining the auditor’s independence.

     Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent public accountants is not required by the Company’s By-Laws or other applicable legal requirements. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a plurality of the shares represented and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ending October 2, 2004. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
IN FAVOR OF PROPOSAL 2

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of December 31, 2003 by: (i) each of the executive officers named in the Summary Compensation Table; (ii) each director and nominee for director; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

	Beneficial Ownership (1)

	Number of	Percent of
Beneficial Owner	Shares	Total(2)

Mr. Charles Crocker(3)(4)	3,065,008	20.8
One Post Street
Suite 2500
San Francisco, CA
Lord, Abbett & Co.(5)	1,955,528	13.3
90 Hudson Street
Jersey City, NJ
State Street Research & Management Co.(6)	1,320,600	9.0
One Financial Center
Suite 3800
Boston, MA
Systematic Financial Management, LP	1,271,965	8.6
C/O Glenpointe East, 7th Floor
Teaneck, NJ
Barclays Global Investors	924,400	6.3
45 Fremont Street, 17th Floor
San Francisco, CA
Dr. Asad M. Madni(4)	268,507	1.8
Mr. Gerald D. Brasuell(4)	94,927	*
Mr. John LaBoskey(4)	89,171	*
Mr. David H. Pike(4)(7)	59,302	*
Mr. Richard M. Brooks(4)	8,000	*
Mr. George S. Brown(4)(8)	10,002	*
Mr. C. Joseph Giroir, Jr.(4)	—	*
Dr. William G. Howard, Jr.(4)	8,000	*
Mr. J. Lavon Morton(4)	9,000	*
Mr. Gary D. Wrench(4)	25,233	*
All executive officers and directors as a group (12 persons)(4)(9)	3,696,262	24.8

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders of the Company and upon any Schedules 13D or 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)	Applicable percentages are based on 14,736,235 shares outstanding on December 31, 2003, adjusted as required by rules promulgated by the Commission.

(3)	Includes 770,000 shares held by Mr. Crocker as trustee for his adult children, as to which Mr. Crocker disclaims beneficial ownership. Also includes 99,872 shares held in a trust of which Mr. Crocker is beneficiary and trustee. Mr. Crocker, acting alone, has the power to vote and dispose of the shares in each of his children’s trusts.

(4)	Includes shares which certain officers and directors have the right to acquire within 60 days after the date of this table pursuant to outstanding options as follows: Mr. Crocker, 16,600 shares; Dr. Madni, 44,590 shares; Mr. Brasuell, 30,906 shares; Mr. LaBoskey, 18,399 shares; Mr. Pike, 13,333 shares; and all executive officers and directors as a group, 143,827 shares. Also includes shares which certain officers and directors have the right to vote pursuant to unvested portions of restricted stock awards as follows: Mr. Crocker, 40,250 shares; Dr. Madni, 120,989 shares; Mr. Brasuell, 43,000 shares; Mr. LaBoskey, 43,050 shares; Mr. Pike, 40,675 shares; Mr. Brooks, 8,000 shares; Dr. Howard, 2,000 shares; Mr. Morton, 8,000 shares; Mr. Wrench, 5,200 shares; and all executive officers and directors as a group, 329,064 shares.

(5)	Represents shares held by Lord Abbett & Co. (“Abbett”) which has the sole power to vote and dispose of the shares held by it. Abbett is owned by eight individuals who participate in the management of the firm’s investment activities. Therefore, Abbett and the eight individuals may be deemed beneficial owners of all shares held by Abbett.

(6)	Represents shares held by State Street Research & Management Co. (“State”) which has the sole power to vote and dispose of the shares held by it. State is a wholly owned subsidiary of Metropolitan Life Insurance Company (“Metropolitan”). Metropolitan may be deemed to share the power to vote and dispose of all shares held by State, and State may be deemed to share the power to vote and dispose of all shares held by itself. Therefore, both Metropolitan and State each may be deemed a beneficial owner of the shares held.

(7)	Includes 310 shares owned of record and beneficially by Sevan Sakayan, as to which Mr. Sakayan has sole voting and investment power and as to which Mr. Pike disclaims beneficial ownership.

(8)	Includes 10,002 shares held in a revocable trust of which Mr. Brown and his wife, Mildred S. Brown, are beneficiaries and sole trustees. Mr. and Mrs. Brown, acting alone, each have the power to vote and dispose of such shares.

(9)	Includes the shares described in the Notes above, as applicable.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s Common Stock, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten percent stockholders are required by the Commission’s regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 27, 2003 the Company’s officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation of Directors

     During fiscal 2003, each non-employee director of the Company received a monthly fee of $1,000. Each non-employee director of the Company also received a fee of $500 for each Board meeting attended and for each committee meeting attended by that committee member and a fee of $250 for each telephone conference Board meeting in which such director participated. Beginning May 2003, Audit Committee members received a fee of $750 for each Audit Committee meeting attended by that committee member. In the fiscal year ended September 27, 2003, the total compensation paid by the Company to non-employee directors for services rendered as directors was approximately $82,000. The members of the Board of Directors are eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

     Mr. Wrench, a member of the Board of Directors, provided consulting services to the Company following his retirement in May 2000. The Company made payments to Mr. Wrench totaling approximately $39,000 during fiscal 2003 in consideration of these services. Such consulting services are pursuant to a written agreement entered into between Mr. Wrench and the Company that provides in material part for services to be provided by Mr. Wrench to the Company up to five days per month for a total of $6,000 per month, plus $1,200 per day for any excess days.

Compensation of Executive Officers

Summary of Compensation

     As noted above, the Company became an independent public company on September 27, 1997 as a result of the Distribution. The following table shows compensation awarded or paid to or earned by the Company’s Chief Executive Officer and its four other most highly compensated executive officers (the “Named Executive Officers”) for services rendered by them as executive officers of the Company in the fiscal years ended September 27, 2003, September 28, 2002 and September 29, 2001.

Summary Compensation Table

					Long Term
		Annual Compensation (1)			Compensation Awards

				Other		Securities	All Other
				Annual	Restricted	Underlying	Compensation
Name and		Salary (2)	Bonus	Compensation	Awards (3)	Options	(4)
Principal Position	Year	($)	($)	($)	($)	(#)	($)

Mr. Charles Crocker	2003	451,227	130,000		230,250	—	10,772
Chairman of the Board and	2002	401,250	—		321,550	10,000	11,147
Chief Executive Officer	2001	449,401	225,000		132,500	10,000	9,290

Dr. Asad M. Madni	2003	376,510	160,000		460,500	—	6,434
President and Chief	2002	413,069	—		805,200	—	10,936
Operating Officer	2001	361,040	225,000		433,341	14,590	9,670

Mr. John LaBoskey	2003	206,971	80,000		230,250	—	6,966
Senior Vice President and Chief	2002	205,087	—		321,550	20,000	7,822
Financial Officer	2001	188,503	130,000		106,000	2,500	6,175

Mr. David H. Pike	2003	152,202	60,000		230,250	—	5,640
Senior Vice President of	2002	150,567	—		256,710	14,000	5,394
Divisional Administration	2001	154,252	120,000		86,125	4,000	4,483
and Human Resources

Mr. Gerald D. Brasuell	2003	215,625	75,000		184,200	—	9,138
Vice President, General	2002	118,197	—		321,550	20,000	7,693
Manager of Systron Donner	2001	206,735	150,000		132,500	5,000	6,283
Automotive Division

(1)	In accordance with the rules promulgated by the SEC, other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constitutes less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the fiscal year.

(2)	Includes (i) annual cash payments designated as automobile allowances, which did not exceed $20,000 for any individual in any year and (ii) compensation earned but deferred at the election of the Named Executive Officer pursuant to the Company’s Deferred Compensation Plan.

(3)	Represents the dollar value of shares awarded, calculated by multiplying the market value based on the closing sales price on the date of grant by the number of shares awarded. At September 27, 2003, the aggregate holdings and value of restricted stock held by the Named Executive Officers (based on the number of shares held at fiscal year-end multiplied by the closing sales price of the Company’s Common Stock as reported on the Nasdaq National Market on September 27, 2003) was as follows: Mr. Crocker, 28,250 shares, valued at $440,417; Dr. Madni, 114,995 shares, valued at $1,792,772; Mr. LaBoskey, 35,050 shares, valued at $546,429; Mr. Pike, 30,700 shares, valued at $478,613; and Mr. Brasuell, 38,150 shares, valued at $594,758. Generally, the restrictions on awards of restricted stock lapse with respect to 15% of the total number of shares per year on the first, second, third, fourth and fifth anniversaries of the date of grant and with respect to the remaining shares subject to such award on the sixth anniversary of the date of grant. Dividends are paid on shares of restricted stock when, as and if the Board declares dividends on the Common Stock of the Company.

(4)	Includes $8,000, $4,628, $6,330, $5,153 and $7,772 paid in fiscal 2003 to each of Messrs. Crocker, Madni, LaBoskey, Pike and Brasuell, respectively, and $8,000, $6,699, $7,395, $4,978 and $6,564 paid in fiscal 2002 to each of Messrs. Crocker, Madni, LaBoskey, Pike and Brasuell, respectively, and $6,120, $6,120, $5,771, $4,172 and $5,587 paid in fiscal 2001 to each of Messrs. Crocker, Madni, LaBoskey, Pike and Brasuell, respectively, as a normal contribution pursuant to the Company’s Retirement Savings Plan. The remaining sums listed for each of fiscal 2003, 2002 and 2001 for Messrs. Crocker, Madni, LaBoskey, Pike and Brasuell are attributable to premiums paid by the Company for group term life insurance, supplemental life insurance and, solely with respect to Messrs. Crocker and Madni, benefits received pursuant to split dollar life insurance policies entered into by the Company in fiscal 2000. The split dollar life insurance policies were cancelled in fiscal 2003 and the Company received the cash value of the policies.

Stock Option Grants and Exercises

     During the Company’s fiscal year ended September 27, 2003, the Company did not grant options to its executive officers and key employees under the Incentive Plan. As a result and in accordance with the rules promulgated by the SEC, the option grant table has been omitted.

     In connection with the Distribution, holders of options to purchase Common Stock of BEI Electronics that were not exercised prior to the Distribution had such options converted to vested and unvested incentive stock options and nonstatutory stock options, as appropriate, to purchase the Company’s Common Stock issued under the Incentive Plan. The number of shares of the Company’s Common Stock subject to options issued in the conversion was determined by criteria which included the aggregate fair market value of each option to purchase BEI Electronics’ Common Stock immediately prior to the Distribution and the intent to issue options to purchase the Company’s Common Stock that were not more favorable to the holder than those options held on BEI Electronics’ Common Stock that converted as a result of the Distribution. For further information, see “The Distribution — Other Consequences of the Distribution — Stock Options” in the Information Statement included as an exhibit to the Company’s Registration Statement filed on Form 10 (File No. 0-22799). The Company has not issued any stock appreciation rights, either apart from or under the Incentive Plan. As of December 31, 2003, options to purchase a total of 501,614 shares had been granted and were outstanding under the Incentive Plan and options to purchase 675,976 shares remained available for grant thereunder. The following table shows, for fiscal 2003, certain information regarding options for the Company’s Common Stock exercised by and held at year-end by, the Named Executive Officers.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

Number of Securities
			Underlying	Value of Unexercised
			Unexercised Options	in-the-Money Options
	Shares Acquired	Value	at FY-End (#)	at FY-End ($)
	on Exercise	Realized	Exercisable/	Exercisable/
Name	(#)	($)	Unexercisable(1)	Unexercisable(2)

Mr. Crocker	—	—	9,900 / 10,100	6,699 / 3,451
Dr. Madni	—	—	37,923 / 6,667	326,240 / 15,601
Mr. LaBoskey	—	—	14,232 / 14,268	75,974 / 35,516
Mr. Pike	—	—	10,666 / 10,668	53,910 / 36,190
Mr. Brasuell	—	—	25,906 / 16,094	196,940 / 42,390

(1)	Includes both “in-the-money” and “out-of-the-money” options.

(2)	The fair market value of the underlying shares of the Company’s Common Stock on September 27, 2003, less the exercise price. “Out-of-the-money” options are ignored.

Management Incentive Bonus Plan For Fiscal 2003

     In 2002, the Company’s Compensation Committee adopted a Management Incentive Bonus Plan for fiscal 2003 (“2003 MIB Plan”) covering employees of the Company. Following the end of the Company’s 2003 fiscal year, the Company’s Compensation Committee determined how to allocate awards under the 2003 MIB Plan on the basis of goals relating to return on equity, and subject to predetermined limits under the 2003 MIB Plan, and created a bonus fund for the Company and each of its subsidiaries (the “Companies”). Based upon recommendations from management of each of the Companies, the Compensation Committee was permitted, in its discretion, to approve individual awards to employees of the Companies, for performance during fiscal 2003 subject to final approval by the Company’s Board of Directors.

     Incentive awards totaling approximately $1,130,000 were made with respect to the Company’s fiscal year 2003. The amounts of such incentive payments to the Named Executive Officers with respect to fiscal years 2003 and 2001 are included in the “Bonus” column of “Summary Compensation Table” under “Executive Compensation.”

Employment Agreements

     The employment agreement finalized during October 2001 between the Company and Dr. Madni, President and Chief Operating Officer of the Company, renews annually on the anniversary date of the agreement. Such agreement further provides that if the Company terminates Dr. Madni without cause or a change in control of the Company occurs, and he executes a general release of liability, Dr. Madni will receive from the Company his then current full-time salary and medical, dental and life insurance benefits for the 12 months following the termination of his employment, his annual bonus prorated to the date of termination of his employment and an amount equal to the average of the bonuses paid Dr. Madni over the prior three completed fiscal years. The employment agreement includes a noncompetition clause that provides that Dr. Madni will refrain from activities of a competitive nature for a period of two years after termination of his employment with the Company.

Executive Change of Control Benefits Agreements

     The Company has entered into Executive Change of Control Benefits Agreements (the “Change of Control Agreements”) with each of its executive officers, including Messrs. Crocker, Madni, LaBoskey, Pike and Brasuell, all of which were finalized during October 2001. Pursuant to the terms of the Change of Control Agreements, each executive officer would receive a single payment equal to the sum of his annual salary and the average of his annual bonuses for the prior three years upon the occurrence of a voluntary termination of employment by the employee or an involuntary termination of employment without cause within 12 months after a change in control of the Company, as defined in the Change of Control Agreements. In addition, the Company would pay medical benefits on behalf of the executive officer and his dependents until the executive officer is again employed, but not longer than 18 months.

Compensation Committee Interlocks and Insider Participation

     As noted above, during fiscal year 2003 the Compensation Committee consisted of Messrs. Brown, Brooks and Giroir. Mr. Brown retired in July 1990 as President of BEI Electronics and served as a consultant to BEI Electronics until June 30, 1997. Mr. Giroir served as Corporate Secretary of BEI Electronics until February 1995 for which he received no compensation in addition to that received as director’s fees.

     During fiscal year 2003, Mr. Crocker, Chairman of the Board and Chief Executive Officer of the Company, served as a member of the Compensation Committee and director of OpticNet, Inc. (“OpticNet”), and Mr. Wrench, a director of the Company served as Chief Financial Officer for OpticNet and also as a director. OpticNet, formerly a majority owned subsidiary of the Company, was separated from the Company in 2000 through a distribution to the Company’s stockholders of a portion of OpticNet’s outstanding securities, with the Company retaining approximately 24% of OpticNet’s outstanding securities (the “Spin-Off”). In July 2003, the Company and OpticNet entered into a merger agreement pursuant to which a wholly owned subsidiary of the Company agreed to offer to purchase all of the outstanding shares of OpticNet’s common stock (the “Tender Offer”) and, upon successful completion of the Tender Offer, merge with and into OpticNet, thereby making OpticNet a wholly owned subsidiary of the Company (the “Merger”). The Tender Offer commenced in August 2003 and was completed at midnight on December 22, 2003 and the Merger was completed on December 23, 2003. In connection with the Merger, Messrs. LaBoskey and Corr became the sole directors and officers of OpticNet.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS OF BEI TECHNOLOGIES, INC.(1)
NOVEMBER 5, 2003

     The Compensation Committee is composed of three non-employee directors, Messrs. Brown, Brooks and Giroir. The Compensation Committee is responsible for, among other things, setting the compensation of executive officers, including any stock based awards to such individuals under the Company’s 1997 Equity Incentive Plan. The Compensation Committee annually evaluates the performance and determines the compensation of the Chief Executive Officer and the other executive officers of the Company based upon a mix of the achievement of corporate goals, individual performance of the executive officers and comparisons with other companies operating in the same industry. The Chief Executive Officer provides recommendations to the Compensation Committee, but is not present during the discussion of his own compensation.

Executive Compensation Principles

     The Compensation Committee seeks to compensate executive officers in a manner designed to achieve the primary interest of the Company’s stockholders, namely that of increased stockholder value. In furtherance of this goal, the Compensation Committee determined a compensation package for fiscal 2003 that considered both competitive and performance factors. Annual compensation of executives of the Company is composed of salary, bonus and stock incentives, an approach consistent with the compensation programs of most electronics and/or industrial focused companies. A substantial portion of the cash compensation of each executive officer is contingent upon the achievement of certain performance milestones by the Company. Bonuses, therefore, could be substantial, could vary significantly from year to year, and could vary significantly among executive officers. The Company’s Compensation Committee intends to continue to follow this approach in the future and be guided by the same principles. Stock-based awards also continue to be a part of the overall compensation for the Company’s executive officers, and are intended to further incentivize, as well as reward, the executive officers.

Base Salary

     The Compensation Committee determined salaries for fiscal 2003 for all executive officers at its meeting of November 8, 2002. In adjusting the base salary of the executive officers, the Compensation Committee examined both competitive and qualitative factors relating to corporate and individual performance. In connection with its examination of competitive factors, the Compensation Committee reviewed an independent survey of base salaries paid by other electronics companies of comparable size. In many instances, assessment of qualitative factors necessarily involved a subjective assessment by the Committee. In determining salary adjustments for executive officers for fiscal 2003, the Compensation Committee relied primarily on the evaluation and recommendations by Mr. Crocker of each officer’s responsibilities for fiscal 2003 and performance during fiscal 2002.

     On February 1, 2002, the Company’s management, with the support of the Compensation Committee, implemented a Salary Reduction Plan. This plan reduced the base salary of each executive officer by 10% until the plan was discontinued as of January 1, 2003.

[1]	This Section is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Management Incentive Bonus Plan Adopted for Fiscal 2004

     The Company’s Compensation Committee has adopted a Management Incentive Bonus Plan (the “2004 MIB Plan”) for fiscal 2004 covering employees of the Company and its operating divisions (which include the Company’s majority owned subsidiaries). On the basis of goals relating to return on equity, and subject to predetermined limits under the 2004 MIB Plan, the Company’s Compensation Committee, will in its discretion, determine a bonus fund for the Company and each of its operating divisions following the end of the Company’s 2004 fiscal year. Based upon recommendations from the management of the Company, the Compensation Committee may, in its discretion, approve awards to employees of the Company and each of its operating divisions, subject to final approval of the Company’s Board of Directors.

     Incentive awards totaling $1,130,000 were made with respect to the Company’s fiscal year 2003. Of that amount, $505,000 was awarded to the Named Executive Officers.

Chief Executive Officer Compensation

     In general, the factors utilized in determining Mr. Crocker’s compensation were similar to those applied to the other executive officers in the manner described in the preceding paragraphs; however, a significant percentage of his potential earnings was and continues to be subject to consistent, positive, long-term performance of the Company.

Long Term Incentives

     The Company uses the 1997 Equity Incentive Plan to further align the interests of stockholders and management by creating common incentives based on the possession by management of a substantial economic interest in the long-term appreciation of the Company’s stock. In determining the number of restricted stock awards or stock options to be granted to an executive officer, the Committee takes into account the officer’s position and level of responsibility within the Company, the officer’s existing equity holdings, the potential reward to the officer if the stock appreciates in the public market, the incentives to retain the officer’s services for the Company, the competitiveness of the officer’s overall compensation package and the performance of the officer. Based on a review of this mix of factors for fiscal 2003, the Committee granted in fiscal 2004 restricted stock awards to executive officers of the Company including; Mr. Crocker (15,000 shares), Dr. Madni (30,000 shares), Mr. LaBoskey (15,000 shares), Mr. Pike (15,000 shares) and Mr. Brasuell (12,000 shares).

     Section 162(m) of the Internal Revenue Code (the “Code”) limits the Company to a deduction for federal tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Committee has determined that stock options granted under the Company’s Incentive Plan with an exercise price at least equal to the fair market value of the Company’s Common Stock on the date of grant shall be rated as “performance-based compensation.”

George S. Brown (Chairman) Richard M. Brooks C. Joseph Giroir, Jr.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF BEI TECHNOLOGIES, INC.(1)
NOVEMBER 5, 2003

     The Audit Committee of the Board of Directors of BEI Technologies, Inc. is composed of four independent directors appointed by the Board of Directors (each of which is independent under applicable NASD rules) and operates under a written charter adopted by the Board of Directors in fiscal 2003. The members of the Audit Committee are Mr. Richard Brooks (Chairman of the Committee), Dr. William Howard, Mr. C. Joseph Giroir, Jr. and Mr. J. Lavon Morton. The Audit Committee selects the Company’s independent accountants.

     Management is responsible for the Company’s internal accounting and financial controls, the financial reporting process, the internal audit function and compliance with the Company’s legal and ethics programs. The Company’s independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuance of a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and report its findings to the full Board.

     In this context, the Audit Committee has met and held discussions separately, and jointly with each of management, the Company’s internal auditors and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     In connection with new standards for independence of the Company’s external auditors promulgated by the Securities and Exchange Commission, during the Company’s 2004 fiscal year the Audit Committee will undertake to consider in advance of the provision of any non-audit services by the Company’s external auditors whether the provision of such services is compatible with maintaining the independence of the external auditors.

     The Company’s independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.

     Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended September 27, 2003 filed with the Securities and Exchange Commission.

Richard Brooks (Chairman)	Dr. William Howard
C. Joseph Giroir, Jr.	J. Lavon Morton

[1]	This Section is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Performance Measurement Comparison (1)

     The following graph shows the value as of the Company’s most recent fiscal year end of an investment of $100 in cash on September 30, 1998 of (i) the Company’s Common Stock, (ii) the Nasdaq Stock Market Index (U.S. Companies) and (iii) the Dow Jones Advanced Industrial Equipment Index. All values assume reinvestment of the full amount of all dividends paid by the Company since September 30, 1998 through the Company’s 2003 fiscal year end and are calculated as of the last trading day of the applicable calendar quarter(2):

[1]	This Section is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

[2]	The Company operates on a fiscal year ending on the Saturday nearest September 30. The calendar quarter end dates in the table above do not necessarily coincide with the Company#s fiscal quarter end dates, but are intended to approximate those closest.

CERTAIN TRANSACTIONS

     Mr. Wrench, a director of the Company, was the Chief Financial Officer and a director of OpticNet prior to the Merger. In connection with the Spin-Off, the Company entered into the following agreements with OpticNet:

     InterCompany Services Agreement. Pursuant to the InterCompany Services Agreement entered into in October 2000, the Company agreed to make available to OpticNet certain office and facility space and support services. This agreement, originally scheduled to terminate on September 29, 2001 has been extended. Pursuant to this Agreement, OpticNet reimburses the Company for such services at a flat monthly rate of $25,000. During the third quarter of fiscal 2002, the Company agreed to suspend current and future charges under the agreement, in light of the inability of OpticNet to obtain outside financing to such date.

     Facility Sublease Agreement. OpticNet entered into a sublease agreement with the Company for the lease of 15,571 square feet of space in Hayward, California. This sublease has an initial term expiring in December 2005. During March 2002, OpticNet concluded it was necessary to reduce operating costs due to its inability to obtain significant strategic partners or third party financing. The companies both agreed that a reduction in operations would lower usage of the equipment and the subleased facilities described above. Beginning March 31, 2002, the Company agreed to prorate the annual lease payments from OpticNet, based on the portion of the facilities OpticNet requires to support its current customers.

     Equipment Sublease Agreements. In September 2001 through March 2002, the Company entered into equipment sublease agreements with OpticNet for the sublease of certain manufacturing and production equipment with a total cost of approximately $7.0 million. The equipment sublease agreements have an initial term of 36 months with monthly rental payments based on usage with an interest rate of approximately 6.9%. During March 2002, the companies both agreed that the reduction in operations would lower usage of the equipment.

     Revolving Line of Credit Note. During fiscal 2001, the Company agreed to provide OpticNet with a line of credit originally established for up to $2.0 million, amended in March 2002 to allow for borrowings by OpticNet of up to $3.0 million and in October 2002 to extend the maturity date to December 31, 2002. The outstanding principal on the note evidencing the line of credit bears interest at prime plus 1.5% per annum. During the fiscal quarter ended June 29, 2002, the Company suspended the availability of advances to OpticNet under the line of credit, as the Company concluded that the note receivable totaling $2.7 million in principal amount at such time was uncollectable and the Company’s original investment in OpticNet was impaired. This determination was a result of OpticNet’s inability to attract significant strategic partners or third party financing necessary to sustain operations. Therefore, a charge of $3.1 million was recorded in the Company’s statement of operations in fiscal 2002 as the note receivable was deemed uncollectable and the carrying value of the original investment in OpticNet was deemed impaired. In connection with the Merger, the note receivable owed by OpticNet to the Company was forgiven.

     In the quarter ended March 30, 2002, the Company concluded that portions of the assets held under leases were excess to the Company’s requirements. Historically, these assets had been primarily used by OpticNet. This determination was a result of OpticNet’s lack of success in attracting strategic partners or third party financing given the current negative conditions prevailing in the fiber optic telecommunications market. In March 2002 the Company recorded a charge of $10.3 million for expected future losses on the leases of the facility and production assets noted above.

     In the six months ending September 28, 2002, the Company provided an additional $1.8 million of financing to OpticNet, which was advanced with the intent to convert such cash advances into additional equity in OpticNet, upon terms to be decided. The $1.8 million advanced was expensed during the third and fourth quarters of fiscal 2002, reflecting OpticNet’s net loss for the six-month period from March 31, 2002 through September 28, 2002. Effective September 28, 2002, the Company and OpticNet had determined that OpticNet would authorize and issue to the Company a series of nonvoting preferred stock. In November 2002, OpticNet issued a total of 18,146,420 shares of nonvoting and nonconvertible Series B preferred stock to the Company, in consideration of the $1.8 million advanced during the third and fourth quarters of fiscal 2002.

     In fiscal 2003 the Company provided approximately $1.0 million of additional funding to OpticNet for general operating expenses. This funding was expensed during fiscal year 2003 and is included in other expense.

     The Company’s By-Laws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the extent not prohibited by Delaware law. Under the Company’s By-Laws, indemnified parties are entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law. The By-Laws also require the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

HOUSEHOLDING OF PROXY MATERIALS

     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

     This year, a number of brokers with account holders who are stockholders of the Company will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to BEI Technologies, Inc., One Post Street, Suite 2500, San Francisco, California 94104, Attention: Secretary. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Robert R. Corr

Robert R. Corr
Corporate Secretary

January 22, 2004

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended September 27, 2003 is available without charge upon written request to: Investor Relations, BEI Technologies, Inc., One Post Street, Suite 2500, San Francisco, CA 94104.

Appendix B

BEI Technologies, Inc.
Audit Committee Charter

Organization: The Audit Committee (“Committee”) shall consist of three or more members of the Board of Directors and shall be appointed by the Board of Directors (“Board”). Each of the members of the Audit Committee shall satisfy the independence and experience requirements of The Nasdaq Stock Market (“Nasdaq”) applicable to Audit Committee members as in effect from time to time, when and as required by Nasdaq. Additionally, at least one member shall, based on the determination of the Board, qualify as an “audit committee financial expert” as defined by Securities and Exchange Commission (“SEC”) regulations and satisfy the applicable Nasdaq financial experience requirements as in effect from time to time. In addition to the duties and responsibilities of the Audit Committee as set forth in the Company’s by-laws, the operation of the Audit Committee shall be governed by this charter. The Company shall provide the necessary funding to the Audit Committee to execute its responsibilities as deemed appropriate by the Audit Committee.

Statement of Policy: The Audit Committee shall assist the Board in fulfilling its oversight responsibilities with respect to the integrity of the Company’s consolidated financial statements and related financial information, the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, the qualifications, independence and performance of the firm or firms of certified public accountants engaged as the Company’s independent outside auditors, and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, the independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention and shall have full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel or other experts as deemed necessary. The Committee shall have the authority to require that any of the Company’s personnel, counsel, independent accountants or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Committee or meet with any member of the Committee or any of its special legal, accounting or other advisors and consultants.

The Audit Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate. As part of its responsibility to foster open communication, the Committee should meet at least annually with management, the internal auditors and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee, or at least its Chair, should meet (either in person or by telephone) with the independent auditors and management on a quarterly basis to discuss the results of the interim financial statement review by the auditors.

The Committee shall also be designated as the Company’s Qualified Legal Compliance Committee (the “QLCC”) within the meaning of Rule 205.2(k) of Title 17, Chapter II of the Code of Federal Regulations (the “Rules of Professional Conduct”). The Committee shall have authority to initiate investigations, to provide notices, including notices to the SEC, to retain experts, to recommend that the Company implement remedial or other appropriate actions and otherwise to carry out its responsibilities as a QLCC.

Responsibilities and Processes: Management of the Company, not the Audit Committee, is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls, including disclosure controls and procedures, designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, not the Audit Committee, are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company. Each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information and (ii) the accuracy of the financial and other information provided to the Audit Committee by persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board).

     The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

•	The Audit Committee shall communicate to management and the independent auditors that the independent auditors report directly to the Audit Committee, in its capacity as a committee of the Board of Directors and that the Audit Committee is directly responsible and has the sole authority for the appointment, compensation, retention and oversight of the independent auditors including resolution of disagreements between management and the auditors regarding financial reporting. The Audit Committee shall have ultimate authority to approve all audit engagement fees and terms. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the auditors. The Committee shall have the authority and responsibility to evaluate the performance of the independent auditors, to assess their qualifications including their internal quality-control procedures and any material issues raised by that firm’s most recent internal quality-control or peer review or any investigations by regulatory authorities, and, where appropriate, replace the independent auditors. The Committee shall discuss with the independent auditors their independence from management and the Company, their performance of the audit, and the matters included in the written disclosures required by applicable independence rules. Annually, the committee shall review and recommend the selection of a firm to be the Company’s independent auditors.

•	The Audit Committee shall review and approve engagements of the independent auditors, prior to commencement of any such engagement, to perform any proposed audit, review or attest services, or any non-audit services, including tax services. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

•	The Audit Committee shall negotiate and execute, on behalf of the Company, the audit engagement letter for each annual audit. Also, the Committee shall review with management, the independent accountants and the internal auditors the adequacy and effectiveness of the accounting and financial controls, including disclosure controls, and legal and ethical compliance programs.

•	The Audit Committee shall review and discuss with the independent auditors the scope of the annual audit with particular attention to changes in audit scope and the reasons for such changes.

•	The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Audit Committee shall, at least annually, receive and review written statements from the independent auditors delineating all relationships between the independent auditors and the Company, to consider and discuss with the independent auditors any disclosed relationships and any compensation or services that could affect the independent auditors’ objectivity and independence, and to assess and otherwise take appropriate action to oversee the independence of the independent auditors.

•	The Audit Committee shall consider and, if deemed appropriate, adopt a policy regarding Committee preapproval of employment by the Company of individuals formerly employed by the Company’s independent auditors and engaged on the Company’s account.

•	The Audit Committee shall review the reports or recommendations from both the independent auditors and the internal auditors regarding the system of internal controls, the Company’s code of conduct and ethics programs.

•	The Audit Committee shall discuss the quarterly results and the results of the quarterly review by the independent auditors prior to the quarterly earnings release. Also, the Committee shall discuss with the independent auditors any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Audit Committee may represent the entire Committee for the purposes of this review, and report to the Committee at its next meeting. The Audit Committee shall be given a draft of interim financial statements for review prior to the filing of the Company’s Quarterly Report on Form 10-Q.

•	The Audit Committee shall review with management and the independent auditors the financial statements and related opinions to be included in the Company’s Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of Form 10-K), including their judgment about the quality and acceptability of relevant accounting principles, the reasonableness of significant management judgments and estimates, and the clarity of the disclosures in the financial statements. The Committee shall review with management and the independent accountants significant risks and uncertainties reflected in the report. Also, the Committee shall discuss the results of the annual audit, including any material audit adjustments proposed by the independent accountants and immaterial adjustments not recorded, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the independent accountants under generally accepted auditing standards. The Committee shall recommend whether or not the financial statements proposed to be included in the Form 10-K should be so included.

•	The Audit Committee shall review and discuss with management and the independent accountants, as appropriate, earnings press releases. The chair of the Audit Committee may represent the entire Committee for the purposes of this review, and report to the Committee at its next meeting.

•	The Audit Committee shall review with management and the independent auditors significant issues that arise regarding accounting principles and financial statement presentation, including critical accounting policies and practices, alternative accounting policies available under generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative treatments and the treatment preferred by the auditors, and any other significant reporting issues and judgments.

•	The Audit Committee shall evaluate the cooperation received by the independent auditors during their audit examination, including any significant difficulties with the audit or any restrictions on the scope of their activities or access to required records, data and information.

•	The Audit Committee shall review with the independent auditors and, if appropriate, management, any management or internal control letter issued or, to the extent practicable, proposed to be issued by the independent auditors and management’s response, if any, to such letter.

•	The Audit Committee shall seek and obtain from the independent auditors any additional material written communications between the independent auditors and management, including the management representation letter, the engagement letter and the independence letter.

•	The Audit Committee shall confer with the independent auditors and with the management of the Company regarding the scope, adequacy and effectiveness of internal auditing and financial reporting controls in effect.

•	The Audit Committee shall review with counsel, the independent accountants and management, as appropriate, any significant regulatory or other legal or accounting initiatives or matters that may have a material impact on the Company’s financial statements, compliance programs and policies.

•	The Audit Committee shall review the results of management’s efforts to monitor compliance with the Company’s programs and policies designed to ensure adherence to applicable laws and rules, as well as to its Code of Ethical Conduct, including review and approval of related-party transactions as required by Nasdaq rules.

•	The Audit Committee shall consider and review with management, the independent auditors, outside counsel, as appropriate, and, in the judgment of the Committee, such special counsel, separate accounting firm and other consultants and advisors as the Committee deems appropriate, any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

•	The Audit Committee shall investigate any matter brought to the attention of the Committee within the scope of its duties if, in the judgment of the Committee, such investigation is necessary or appropriate. The Company shall provide for appropriate funding, as determined by the Audit Committee, for any such investigation.

•	The Audit Committee shall prepare the report required by SEC rules to be included in the Company’s annual proxy statement.

•	The Audit Committee shall review management’s assertion of the effectiveness of internal controls as of the end of each fiscal year beginning on or after September 27, 2003 and the independent auditor’s report on management’s assertion.

•	The Audit Committee shall review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

•	The Audit Committee shall report to the Board with respect to material issues that arise regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance or independence of the independent auditors, the performance of the internal auditors or such other matters as the Committee deems appropriate from time to time or whenever it shall be called upon to do so.

•	The Audit Committee shall adopt written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation under Rule 205.3 of the Rules of Professional Conduct.

•	The Audit Committee shall carry out the responsibilities of a QLCC as set forth in the Rules of Professional Conduct.

•	The Audit Committee shall perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

BEI TECHNOLOGIES, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 2, 2004

     The undersigned hereby appoints Charles Crocker and John LaBoskey, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of BEI Technologies, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of BEI Technologies, Inc. to be held at the Argent Hotel, 50 Third Street, San Francisco, California, on Tuesday, March 2, 2004 at 1:30 p.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following materials and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

     MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

     Proposal 1: To elect two directors to hold office until the 2007 Annual Meeting of Stockholders.

☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

Nominees: Charles Crocker and J. Lavon Morton

To withhold authority to vote for any nominee(s), write such nominee’s # (nominees’) name(s) below:

     Proposal 2: To ratify the selection of Ernst & Young LLP as independent public accountants of the Company for its fiscal year ending October 2, 2004.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Dated: , 2004

Signature(s)

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.